SHAREHOLDER LETTER
A message from our Chief Executive Officer

During 2016, we completed our 24th full year as a public company. Over those 24 years, GAAP net income per share (diluted) has grown at a compounded annual rate of 20.1%, with an average annual return on equity of 22.4%. We have done even better over the last 15 years: GAAP net income per share (diluted) has grown at a compounded annual rate of 25.1%, with an average annual return on equity of 27.5%.

Last year, GAAP net income per share (diluted) grew 14.2% to $16.31, with a return on equity of 31.1%.

The table below summarizes our GAAP results for 1992–2016:

	GAAP net income per share (diluted)	Year-to-year change in GAAP net income per share	Return on equity[1]
1992	$0.20		24.1%
1993	$0.29	45.0%	25.6%
1994	$0.49	69.0%	31.5%
1995	$0.68	38.8%	21.5%
1996	$0.89	30.9%	18.7%
1997	$0.03	-96.6%	0.6%
1998	$0.53	1,666.7%	9.5%
1999	$(0.27)	-150.9%	-3.9%
2000	$0.51	—	9.1%
2001	$0.57	11.8%	9.1%
2002	$0.69	21.1%	10.1%
2003	$0.57	-17.4%	7.5%
2004	$1.40	145.6%	18.4%
2005	$1.85	32.1%	21.8%
2006	$1.66	-10.3%	20.2%
2007	$1.76	6.0%	23.1%
2008	$2.16	22.7%	22.2%
2009	$4.62	113.9%	35.6%
2010	$5.67	22.7%	34.8%
2011	$7.07	24.7%	40.0%
2012	$8.58	21.4%	37.8%
2013	$10.54	22.8%	38.0%
2014	$11.92	13.1%	37.0%
2015	$14.28	19.8%	35.4%
2016	$16.31	14.2%	31.1%

Compound annual growth rate 1992–2016		20.1%

1Return on equity is defined as GAAP net income for the applicable period divided by average shareholders’ equity for such period.

BACKGROUND

Credit Acceptance works with car dealers nationwide to enable them to sell vehicles to consumers who wish to finance their vehicle purchase. We allow the dealer to finance any customer, regardless of his or her credit history. This gives the dealer the ability to sell a vehicle to a customer that, without us, the dealer would have to turn away. The incremental sale creates incremental profit for the dealer, and the potential for incremental repeat and referral business.

The benefit of our program from the customer’s perspective is also significant. We provide an opportunity for our customers, many of whom have been turned down for financing from other lenders, to purchase a vehicle and establish or reestablish a positive credit history, thereby moving their financial lives in a positive direction.

Our company, like most of our competitors, is an indirect auto finance company, which means the financing contract is originated by the auto dealer and immediately assigned to us in exchange for compensation. The transaction between the dealer and the consumer is technically not a loan, but instead something called a retail installment contract. However, for simplicity and to conform to the language we use in our disclosures, I will refer in this letter to retail installment contracts as loans and to indirect auto finance companies as lenders.

The auto finance market is large and fragmented, with over $1.0 trillion in outstanding balances as of December 31, 2016. We compete with banks, credit unions, auto finance companies affiliated with auto manufacturers and independent auto finance companies. Our approach to the market is unique for two reasons. First, every customer, regardless of credit history, is offered an opportunity to purchase a vehicle. Second, for most of the vehicle sales we finance, the dealer shares in the cash flows from the loan. (Dealers are compensated by receiving 80% of all net collections throughout the life of a loan.) This is a critical element of our success as it creates an alignment of interests. The dealer benefits if the customer is successful in repaying his loan and reestablishing his credit. Therefore, the dealer has an incentive to sell a vehicle at a price the customer can afford and one that will last the term of the loan. In addition, the dealer has an incentive to help the customer after the sale if there are issues with the vehicle.

HISTORY

Credit Acceptance was founded in 1972 by our former Chairman of the Board, Don Foss. From 1972 through the early 1990s, there were very few companies attempting to serve the market segment that Don had identified. As a result, during this period we had an almost unlimited opportunity to write new business at very high levels of profitability. Following our initial public stock offering in June of 1992, our business grew rapidly. Over the next four years, earnings per share (diluted) grew at a compounded annual rate of 45.2% per year, from $0.20 in 1992 to $0.89 in 1996.

But our reported results during this period did not reflect the true economic performance of our business, which was rapidly deteriorating. Following our initial public offering, we began to see a dramatic increase in competition, in part inspired by our prior success. In 1993 and 1994, the loans we were originating were still very profitable. But by the end of 1995, this was no longer true. Because we did not have the right tools in place to monitor the profitability of the loans we were originating, we continued to grow rapidly in 1995, 1996 and most of 1997.

During the third quarter of 1997, we installed a new system that provided us with the data we needed to begin forecasting the future cash flows expected from each loan. While our initial efforts at forecasting were not perfect, obtaining this new capability was a key milestone in our history. But before we could take full advantage of it, we first had to repair the damage caused by our prior mistakes. In the third quarter of 1997, we recorded a $60.0 million charge to reflect our revised estimate of the cash flows our loan portfolio would generate. The charge caused a loss of $27.7 million for the quarter. I and Doug Busk, who is still a key member of our leadership team, traveled all over the country meeting with lenders and rating agencies to explain what had occurred and plead for mercy. It was a humbling experience and one I promised myself I would not repeat. While our lenders agreed to waive our covenant violations, it was clear the period of easily accessible capital had come to an end. Our share price, which had peaked at $28.75 per share in October of 1995, had fallen to a low of $3.00 per share in October of 1997.

We spent much of 1998 and 1999 reducing our debt balances and using the insights we had learned from our new system to invest our existing capital in loans that would be more profitable. We eliminated unprofitable dealer relationships and began to establish advance rates on new loans that reflected the cash flows we were forecasting from those loans. (An advance is the amount paid to dealers when loans are originated.) We made steady progress, greatly assisted by the fact that many of our competitors had made even worse mistakes and were forced to exit our market entirely.

Our mistakes from the past, however, were not yet behind us, and in 1999 we recorded an additional $60.8 million charge reflecting even lower estimated cash flows for loans originated in 1995-1997 than we had recorded previously. This charge caused a loss for the third quarter of 1999 of $33.6 million and a loss of $12.6 million for the year, a result which would have been worse if not for a $10.0 million after-tax gain from the sale of a credit reporting business we had acquired in 1996. The loss made 1999 the only unprofitable year in our history. While this disappointing result made our job of obtaining additional capital more difficult, this obstacle was less important than it had been in 1997. We had repaid a significant portion of our debt and were more focused on investing the capital we did have at a higher rate of return.

Another important milestone occurred in 1999. Tom Tryforos joined our Board. My relationship with Tom goes back to the early 1990s. Tom invested in Credit Acceptance shortly after our initial public offering and shrewdly sold his investment as competition in our market began to intensify. He was able to exit with a nice profit on his investment. I spent a fair amount of time in investor relations during this period and, although I was inexperienced, I was smart enough to recognize that Tom was different from any other investor I had met. He had an annoying knack of asking questions that I realized were of critical importance but that I had never thought to ask myself. I lost contact with him for a few years after he sold his position but he resurfaced again in 1997 after our share price had dropped. He had decided to reinvest, and I began speaking to him on a regular basis. I took the opportunity to learn as much as I could from Tom, and his influence made a significant difference not only in my career but also in the Company’s success in the years that followed. The Company’s relationship with Tom was formalized in July of 1999, when he joined our Board. Not only was Tom still asking all the right questions, but he was now helping us find the answers. One of the first changes he made as a Board member was to establish a minimum required return on capital. The message was clear: If we couldn’t earn more than our cost of capital, we needed to give that capital back to shareholders. This message got our attention, since at the time we weren’t meeting his minimum requirement.

In 2000, we continued to focus on improving our return on capital. By the end of 2000, we had undergone a dramatic transformation. From 1992 until 1997, the amount of capital we required increased at a remarkable rate. At year-end 1992, we had had $42 million in capital invested. By year-end 1997, that number had grown to $641 million. Over that same period, we had gone from writing loans that produced returns on capital in excess of 20% to writing those that barely earned a return at all. By the end of 2000, invested capital had declined to $414 million, but for the first time in many years, the return on capital of the loans we originated during the year exceeded our cost of capital. By only investing our capital when we could earn an appropriate return, we went from consuming capital rapidly to generating excess capital, which we used to continue repaying outstanding debt. After showing a loss of $12.6 million in 1999, or $0.27 per share (diluted), we reported earnings for 2000 of $22.5 million, or $0.51 a share (diluted).

With Tom’s help, we found another important way to use our capital: We began to repurchase our shares. From August of 1999, when our share repurchase program began, through the end of 2000, we repurchased over 3.8 million shares of stock at an average price of $5.24. Based on our share price today, the shares we repurchased for just over $20 million during that period are now worth over $740 million. Tom earned his Board fees that year, which at the time were $1,500 per quarter.

In 2001, we began to grow our loan volumes again. By this time, we had transformed our sales force from a small team located at our headquarters to a much larger, field-based team located in the markets we served. During that year, we implemented our Internet-based loan origination system, called CAPS, which enabled us to greatly simplify our program and make it easier for dealers to use. CAPS allowed us to implement even more precise pricing based on the individual characteristics of each application we received, and allowed us to provide offers to the dealer much faster. Perhaps most important, CAPS made it easier for us to experiment, and we began piloting different requirements for new loans, including writing longer-term loans than we had previously. In 2001, we grew loans receivable by 21.8% and we reported earnings of $24.7 million, or $0.57 a share.

I was named CEO in January of 2002. Over the next 15 years, GAAP net income per share (diluted) increased at a compounded annual rate of 25.1%. We faced challenges during this period, many of which related to the impact of competitive and economic cycles. I will discuss these cycles in more detail in the next section. But over the last 15 years, we succeeded in spite of the challenges. We continued to focus on investing our capital wisely, and consistently earned a return on capital well above its cost, even in years when our loans performed worse than we expected. We gave even more attention to our core business, exiting several non-core businesses that we had started prior to 2002. We continued to use excess capital to repurchase stock, buying approximately 29 million shares from 2001 to 2016. But mostly, we focused on applying the many lessons we had learned over the years to improve our product and our culture. Today, we have a product that provides enormous benefits to our dealers and our customers, and a culture that attracts talented people to our company and enables them to perform to their potential. Our work environment has been recognized for each of the last four years by Fortune magazine in its annual list of 100 Best Companies to Work For.

IMPACT OF BUSINESS CYCLES ON OUR PERFORMANCE

It is important for shareholders to understand the impact of the external environment on our performance. Both competitive cycles and economic cycles have affected our results historically and are likely to do so in the future.

Competitive cycles

We have gone through several cycles of competition. From 1972 through the early 1990s, we had very little competition. This changed following our initial public offering in 1992, as I described earlier. In late 1997, competition retreated when capital became unavailable. But competition started to return in 2003. The environment became increasingly difficult as it became easier for competitors to obtain capital. The cycle came to a halt toward the end of 2007, when capital markets tightened as result of the global financial crisis.

In contrast to the poor results we delivered during the first cycle, we produced very good ones during the 2003–2007 cycle. We had improved many important aspects of our business between the first and second cycles, including our ability to predict loan performance, deploy risk-adjusted pricing, monitor loan performance and execute key functions consistently.

As a result of the increasingly difficult competitive environment, and our reluctance to increase the money we advanced to dealers for the loans (since larger advances would have diminished our margin of safety), volume per dealer declined 41.7% from 2003 to 2007. In order to grow, we focused on increasing the number of active dealers. This strategy was successful—the number of active dealers in 2007 was triple the number in 2003, and GAAP net income per share (diluted) more than tripled, to $1.76 in 2007 from $0.57 in 2003.

When the cycle ended in late 2007, we were able to decrease advance rates and write a significant volume of new loans at very high levels of per loan profitability. Although capital constraints did not allow us to write as much business in 2008–2009 as we would have liked, the improvements in per loan profitability allowed us to significantly improve our financial results in both of those years.

Competition began to return to our market in 2010, but the environment remained favorable in that year and in 2011. This began to change in 2012, and by 2013 the number of vehicles financed for customers with subprime credit scores—one indicator of the competitive environment—surpassed the comparable number in 2007, the last year of the prior cycle. Since 2013, the environment has continued to be challenging.

As in the 2003–2007 cycle, the increase in competition has caused volume per dealer to decline. Again we have concentrated on maintaining our margin of safety and growing the number of active dealers. So far, our strategy has again produced impressive results. While volume per dealer declined 29.4% from 2011 to 2016, the number of active dealers grew 163.5%. Unit volumes in 2016 were 85.7% higher than they were in 2011, and GAAP net income per share (diluted) was 130.7% higher ($16.31 vs. $7.07).

However, the strategy of growing our profitability by increasing the number of active dealers has become more difficult with time. At the start of the previous cycle, in 2003, we had had only 950 active dealers. Growing active dealers from such a small base was relatively easy. By 2011, the number of active dealers had grown to 3,998. While we have been able to increase this number impressively since 2011 (to 10,536), we have had to take additional steps to do so. At the end of 2011, we had a field sales force of 163 people. By year-end 2016, we had increased it to 272. In addition, we have made changes to our product that, were it not for the increase in competition, we would not have made. We have lengthened loan terms and increased advance rates. And we have relied much more extensively on our Purchase program, which I will discuss in a later section. While I still believe that we have a significant margin of safety, this margin has narrowed from where it was at the start of the cycle.

Unit volumes increased by 10.9% for 2016 as a whole, but our progress slowed considerably as the year progressed. Volumes grew 21.1% during the first quarter, 15.1% during the second quarter and 12.0% in the third quarter. During the fourth quarter, unit volume declined by 5.6%. In my letters for both the 2014 and 2015 annual reports, I had expressed caution about our near-term prospects as long as capital continued to be widely available to our industry. As it turned out, our actual results for 2015 and 2016 were much better than I had predicted. But considering current trends, I am again writing this letter with modest expectations for growth as long as the competitive environment remains difficult.

When the current cycle began, I expected it would play out similarly to prior cycles. The first cycle, if you use 1994 as a starting point, lasted four years. The second cycle, using 2003 as a starting point, lasted five years. The current cycle, using 2012 as the starting point, is now entering its sixth year. While much has been written about an imminent collapse of our industry, so far those predictions have not materialized. The first two cycles ended for different reasons. In the mid-1990s, it was mistakes made within our industry that caused the cycle to end. Like us, others in the industry grossly misjudged the performance of the loans they were originating. In contrast, the end of the 2003–2007 cycle had very little to do with anything that occurred in our industry, but instead was due to the global financial crisis triggered by the collapse of the housing market.

As I write this letter, it is difficult to see anything on the horizon that will cause this current cycle to end. Some might point to a decline in used vehicle values (which adversely impacts loan performance), although so much has been written about this that I expect many in the industry have already factored it into their models. Some might point to an expected rise in interest rates, although it would seem to be relatively simple for the industry to gradually adjust pricing models to offset any increase in rates. Although I continue to believe that we will have a more favorable environment at some point in the future, my long-term outlook has changed.

It now seems reasonable to think that the current environment may be the norm, and periods like 2008–2010 may be the exception. While this is not much more than a guess on my part, and I try to avoid making predictions about the future, I think it’s important to share my thoughts with shareholders, even when those thoughts may prove to be incorrect. In my view, it seems likely that the markets that supply capital to our industry may have figured out how to protect themselves by structuring financing transactions with a margin of safety. There is much more information available today and a much longer historical track record upon which they can base their conclusions. If so, capital availability may at times be modestly more restricted, but a complete exit of capital sources from our industry as occurred in the mid-1990s and after the financial crisis may not occur for many years.

If this is true, we will need to accelerate our ability to adapt to a competitive cycle that lasts much longer than we hoped. For us, this means continuing to focus on our product and our culture, but also recognizing that it will be critical to make progress more rapidly. What we don’t plan to do is grow volume by taking risks we view as unwise. Instead, we will continue to invest your capital in ways we think make sense and return the rest to you.

Economic cycles

Economic cycles affect our business as well. Increases in the unemployment rate put downward pressure on loan performance, and conditions in the capital markets make it more difficult to access the capital we need to fund our business.

From 1972 through 1991, the United States experienced two significant increases in the unemployment rate. The first occurred in 1974–1975 and the second in 1980–1982. However, the information we accumulated during these periods was largely anecdotal, as we did not capture loan performance data during this early stage of the Company’s development.

We began to capture loan performance data in 1991 (although we did not have the tools to adequately assess this data until 1997). The period from 1991 through April of 2008 was a time of relatively stable unemployment levels. The only significant increase in unemployment rates occurred in 2001. But that was a year in which we made major changes to our origination systems and loan programs that made it harder for us to draw clear conclusions from what we observed. As a result, prior to the most recent economic downturn, we had only a limited ability to predict the impact of sharply rising unemployment rates on our loan portfolio. One conclusion we did draw (from the limited information we had accumulated for the period 1972 through April 2008) was that our loans would likely perform better than many outside observers would expect. However, that conclusion was far from certain.

The most recent financial crisis began to unfold in 2007. Adding to the challenge was the fact that 2007 was also a period of intense competition within our industry. As I discuss in more detail in a later section, loans originated during highly competitive periods tend to perform worse. From April 2008 through October 2009, the national unemployment rate increased from 5.0% to 10.0%. This combination of events—intense competition, followed by severe economic deterioration—provided a perfect test of our business model, one that would confirm either our views or the views of skeptics. We believe that our financial results during the financial crisis demonstrate that we passed the test with flying colors. GAAP net income per share (diluted) rose 22.7% in 2008 and 113.9% in 2009.

We did experience deterioration in our loan performance, but it was modest. In contrast, many of our competitors experienced a much greater fall-off in their loan performance and reported poor financial results. Because our competitors generally target low levels of per loan profitability and use debt much more extensively than we do, any adverse change in the economic environment is likely to have a much more damaging impact on their results than on ours.

Access to capital

Besides impacting loan performance, the financial crisis made it more difficult to access capital. The tightening of the capital markets began in mid-2007 and continued throughout 2008 and much of 2009. During 2008, we had enough success obtaining capital to be able to originate $786.4 million in new loans, an increase of 14.1% from 2007.

The capital markets became less accessible as 2008 progressed, however. As a result, we began to slow originations growth through pricing changes which began in March and continued throughout the remainder of 2008. During 2009, we continued to slow originations based on the capital we had available. We originated $619.4 million of new loans, 21.2% less than in 2008. While we would have preferred a higher level of originations, we did not have access to the new capital we would have required on terms that we found acceptable.

Our access to capital improved at the end of 2009, and since that time capital has been readily available. However, we believe we are well positioned should capital become more difficult to obtain. Since 2009, we have taken several steps to improve our position: We have (1) completed four offerings of senior notes, two series of which are currently outstanding and which provide us with $550.0 million of long-term debt capital; (2) lengthened the terms of our asset-backed financings; (3) increased our revolving credit facilities from $540.0 million at the end of 2009 to $960.0 million currently; and (4) lengthened the terms of these facilities so the earliest date they mature is April 2018. We maintain a considerable amount of available borrowing capacity under our revolving credit facilities at all times: As of the date of this letter, we have over $720.0 million of such unused capacity.

Lengthening the term of our debt facilities, issuing higher-cost long-term debt and keeping available a significant portion of our revolving credit facilities increase our funding costs and reduce short-term profitability. However, these steps greatly improve our ability to fund new loans should capital markets become inaccessible. While we were able to produce outstanding results during the financial crisis, we believe the steps we have taken will allow us to do even better should a similar crisis occur in the future.

ADJUSTED RESULTS

Our reported financial results include both GAAP and adjusted numbers. Historically, to arrive at the latter, we have adjusted the GAAP results to normalize tax rates, eliminate non-recurring expenses and eliminate discontinued operations. For simplicity, I have excluded these adjustments from prior-year letters. However, there are three other adjustments which I have previously discussed: (1) a floating yield adjustment, (2) a program fee yield adjustment and (3) a senior notes adjustment. All three adjustments are explained below:

Floating yield adjustment

The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that both favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently. To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, which is our primary revenue source.

The automobile dealer receives two types of payments. The first payment is made at the time of origination. The remaining payments are remitted over time based on the performance of the loan. The amount we pay at the time of origination is called an advance; the portion paid over time is called dealer holdback.

The finance charge revenue we will recognize over the life of the loan equals the cash we collect from the loan (i.e., repayments by the consumer), less the amounts we pay to the dealer (advance + dealer holdback). In other words, the finance charge revenue we will recognize over the life of the loan equals the cash inflows from the loan less the cash outflows to acquire the loan. This amount, plus a modest amount of revenue from other sources, less our operating expenses, interest and taxes, is the sum that will ultimately be paid to shareholders or reinvested in new assets.

Under our current GAAP accounting methodology, finance charge revenue is recognized on a level-yield basis. That is, the amount of loan revenue recognized in a given period, divided by the loan asset, is a constant percentage. Recognizing loan revenue on a level-yield basis is reasonable, conforms to industry practice, and matches the economics of the business.

Where GAAP diverges from economic reality is in the way it deals with changes in expected cash flows. The expected cash flows from a loan portfolio are not known with certainty. Instead, they are estimated. From an economic standpoint, if forecasted cash flows from one loan pool increase by $1,000 and forecasted cash flows from another loan pool decrease by $1,000, no change in our shareholders’ economic position has occurred1. GAAP, however, requires the Company to record the $1,000 decrease as an expense in the current period (recorded as a provision for credit losses2), and to record the $1,000 favorable change as income over the remaining life of the loan pool.

For those relying on our GAAP financial statements, this disparate treatment has the effect of understating net income in the current period, and overstating it in future periods.

The floating yield adjustment reverses the GAAP-caused distortion by treating both favorable and unfavorable changes in expected cash flows consistently. That is, both types of changes are treated as adjustments to our loan yield over time. In addition, the floating yield adjustment has the benefit of simplifying our adjusted3 financial results by eliminating the provision for credit losses, which is both volatile and not well understood by analysts who cover our stock.

Program fee yield adjustment

Before I explain this adjustment, I should disclose that it has had no impact on adjusted results since 20124, and its impact on prior periods is arguably not of great importance. However, for historical consistency, I have decided to keep this adjustment as part of the table I include in my letter. Depending on your standards for accounting precision, you may wish to skip my explanation of this adjustment.

The purpose of this adjustment is to make the results for program fee revenue comparable across time periods. In 2001, the Company had begun charging dealers a monthly program fee. In accordance with GAAP, this fee was being recorded as revenue in the month the fee was charged. However, based on feedback from field sales personnel and dealers, the Company concluded that structuring the fee in this way was contributing to increased dealer attrition. To address the problem, the Company changed its method for collecting these fees.

As of January 1, 2007, the Company began to take the program fee out of future dealer holdback payments instead of collecting it in the current period. The change reduced per loan profitability, since cash that previously was collected immediately is now collected over time. In addition, the change required us to modify our GAAP accounting method for program fees. Starting January 1, 2007, the Company began to record program fees for GAAP purposes as an adjustment to the loan yield, effectively recognizing the fees over the term of the dealer loan. This revised GAAP treatment is more consistent with the cash economics. To allow for proper comparisons, the program fee adjustment applies the revised GAAP treatment to all pre-2007 periods.

1This example assumes that the forecasted changes for these two loan pools exhibit the same cash flow timing.

2The amount of current-period provision expense recorded under GAAP is based on the present value of the decrease in forecasted cash flows, where the present value reflects both the amount and timing of the forecasted change.

3The adjusted financial results can be derived from the data in our press releases.

4Since all pre-2007 program fees had been recognized by year-end 2011.

Senior notes adjustment

On January 22, 2014, we issued $300 million of 6.125% senior notes due 2021 (the “2021 notes”). On February 21, 2014, we used the net proceeds from the 2021 notes, together with borrowings under our revolving credit facilities, to redeem in full the $350 million outstanding principal amount of our 9.125% senior notes due 2017 (the “2017 notes”).

Under GAAP, the redemption of the 2017 notes was considered an extinguishment of debt. For the quarter ended March 31, 2014, our GAAP financial results included a pre-tax loss of $21.8 million on extinguishment of debt. In addition, the quarter included $1.4 million of additional interest expense caused by the one-month lag from the issuance of the 2021 notes to the redemption of the 2017 notes. These two items collectively reduced 2014 consolidated net income by $14.6 million, or $0.62 per diluted share.

Under our non-GAAP approach, we deferred the two items as debt-issuance costs, and are recognizing them ratably as interest expense over the term of the 2021 notes. The non-GAAP approach records the net benefit of the refinancing—i.e., the lower interest cost of the 2021 notes less the cost of paying off the 2017 notes early—over the period the 2021 notes will be outstanding.

The following tables show net income and net income per share (diluted) for 2001–2016 after the three adjustments:

($ in millions)	GAAP net income	Floating yield adjustment	Program fee adjustment[1]	Senior notes adjustment	Adjusted net income[2]	Year-to-year change
2001	$24.7	$1.2	$(1.1)	$—	$24.8
2002	$29.8	$2.8	$(2.2)	$—	$30.4	22.5%
2003	$24.7	$1.4	$(2.1)	$—	$24.0	-21.2%
2004	$57.3	$(0.1)	$(1.0)	$—	$56.2	134.4%
2005	$72.6	$(2.2)	$(2.1)	$—	$68.3	21.5%
2006	$58.6	$0.4	$(2.8)	$—	$56.2	-17.6%
2007	$54.9	$3.6	$5.0	$—	$63.5	12.8%
2008	$67.2	$13.1	$2.0	$—	$82.3	29.7%
2009	$146.3	$(19.6)	$0.8	$—	$127.5	54.9%
2010	$170.1	$0.5	$0.3	$—	$170.9	34.0%
2011	$188.0	$7.1	$0.3	$—	$195.4	14.4%
2012	$219.7	$—	$—	$—	$219.7	12.4%
2013	$253.1	$(2.5)	$—	$—	$250.6	14.1%
2014	$266.2	$(6.0)	$—	$12.5	$272.7	8.8%
2015	$299.7	$12.9	$—	$(2.0)	$310.6	13.9%
2016	$332.8	$28.1	$—	$(2.1)	$358.8	15.5%

Compound annual growth rate 2001–2016						19.5%

	GAAP net income per share (diluted)	Floating yield adjustment per share (diluted)	Program fee adjustment per share (diluted)[1]	Senior notes adjustment per share (diluted)	Adjusted net income per share (diluted)[2]	Year-to-year change
2001	$0.57	$0.03	$(0.03)	$—	$0.57
2002	$0.69	$0.06	$(0.05)	$—	$0.70	22.8%
2003	$0.57	$0.03	$(0.05)	$—	$0.55	-21.4%
2004	$1.40	$—	$(0.03)	$—	$1.37	149.1%
2005	$1.85	$(0.06)	$(0.05)	$—	$1.74	27.0%
2006	$1.66	$0.01	$(0.08)	$—	$1.59	-8.6%
2007	$1.76	$0.11	$0.16	$—	$2.03	27.7%
2008	$2.16	$0.42	$0.07	$—	$2.65	30.5%
2009	$4.62	$(0.62)	$0.03	$—	$4.03	52.1%
2010	$5.67	$0.02	$0.01	$—	$5.70	41.4%
2011	$7.07	$0.26	$0.01	$—	$7.34	28.8%
2012	$8.58	$—	$—	$—	$8.58	16.9%
2013	$10.54	$(0.11)	$—	$—	$10.43	21.6%
2014	$11.92	$(0.27)	$—	$0.56	$12.21	17.1%
2015	$14.28	$0.62	$—	$(0.10)	$14.80	21.2%
2016	$16.31	$1.37	$—	$(0.10)	$17.58	18.8%

Compound annual growth rate 2001–2016						25.7%

1The program fee adjustment was concluded in 2011.

2The adjusted net income and adjusted net income per share (diluted) results and year-to-year changes shown in the tables differ slightly from those published in the Company’s year-end earnings releases. That is because the earnings release figures include additional adjustments related to taxes, non-recurring expenses and discontinued operations. Those additional adjustments have been excluded from the tables for simplicity.

As the second table shows, adjusted net income per share (diluted) increased 18.8% in 2016. Since 2001, adjusted net income per share (diluted) has increased at a compounded annual rate of 25.7%. While this compounded rate is very similar to the one for GAAP net income per share (diluted) of 25.1%, in certain years the adjustments led to significant differences between GAAP and adjusted results.

The program fee adjustment had a significant impact in 2007, while the floating yield adjustment had a significant impact in 2008 and 2009. During 2008, we reduced our expectations for loan performance, causing GAAP net income to be less than adjusted net income (since GAAP requires decreases in expected cash flows to be recorded as an expense in the current period). Then, as 2009 progressed, it became clear that we had reduced our expectations by too much in 2008, so in 2009 we reversed a portion of the expense. In addition, the new loans we wrote in 2009 performed better than we expected.

The effect of better-than-expected results was to make GAAP net income in 2009 considerably higher than adjusted net income—the opposite of the relationship seen in 2008. When the two years are combined, the GAAP result is very similar to the adjusted result; however, when 2008 and 2009 are viewed separately, we believe that the adjusted results more accurately reflect our performance in each year.

In 2016, the floating yield adjustment increased adjusted net income per share (diluted) by $1.37, or 8.4%. A comparison of our GAAP and adjusted results in 2016 illustrates why we think adjusted results are a more accurate representation of our business performance. In my explanation above of the floating yield adjustment, I used an example where the estimated cash flows from one dealer pool increase by $1,000 and those from another pool decrease by the same amount. If this occurs, GAAP requires a provision expense to be recorded in the current period even though our economic position is unchanged.

This example is very similar to what occurred in 2016.  Approximately 47.0% of our dealer pools experienced an unfavorable change in cash flow estimates during 2016, totaling $86.1 million, while the remaining 53.0% experienced a favorable change, totaling $50.7 million.  The net impact of these changes was a decrease in our expected cash flows of $35.4 million.  This unfavorable change represents a reduction in revenue that we expect to realize over time through cash collections on our loan portfolio.  Our adjusted results record this reduction in revenue in a logical and straightforward manner—over the life of the expected cash flows at a constant yield. In contrast, our GAAP results, through the asymmetrical treatment of individual loan pools, reflect this overall unfavorable change by recording a current-period provision expense of $87.3 million1.

Over time, our cumulative earnings will be the same, regardless of which accounting method is used. The floating yield adjustment which caused adjusted results to exceed GAAP results in 2015 and 2016 will have the opposite impact at some point in the future. This pattern can be seen most recently for the 2011–2014 period. In 2011, the floating yield adjustment caused adjusted results to exceed GAAP results. As our loan growth slowed, the floating yield adjustment caused GAAP results to exceed adjusted results in 2013, and would have done the same in 2014 if the senior notes adjustment were not applied.

1The amount of current-period provision expense recorded under GAAP is based on the present value of the decrease in expected cash flows, where the present value reflects both the amount and the timing of the forecasted change. The provision expense for 2016 exceeded the amount of the unfavorable change in cash flow estimates primarily because of a deceleration in cash flow timing for these dealer pools in addition to the decrease in the amount of expected cash flows.

ECONOMIC PROFIT

We use a financial metric called Economic Profit to evaluate our financial results and determine incentive compensation. Besides including the adjustments discussed above, Economic Profit differs from GAAP net income in one other important respect: Economic Profit includes a cost for equity capital.

The following table summarizes Economic Profit for 2001–20161:

($ in millions)	Adjusted net income	Imputed cost of equity[2]	Economic Profit	Year-to-year change
2001	$24.8	$(29.6)	$(4.8)
2002	$30.4	$(35.5)	$(5.1)	—
2003	$24.0	$(34.7)	$(10.7)	—
2004	$56.2	$(34.4)	$21.8	—
2005	$68.3	$(34.5)	$33.8	55.0%
2006	$56.2	$(29.6)	$26.6	-21.3%
2007	$63.5	$(27.3)	$36.2	36.1%
2008	$82.3	$(35.7)	$46.6	28.7%
2009	$127.5	$(46.0)	$81.5	74.9%
2010	$170.9	$(47.8)	$123.1	51.0%
2011	$195.4	$(51.1)	$144.3	17.2%
2012	$219.7	$(56.7)	$163.0	13.0%
2013	$250.6	$(75.2)	$175.4	7.6%
2014	$272.7	$(87.8)	$184.9	5.4%
2015	$310.6	$(92.9)	$217.7	17.7%
2016	$358.8	$(113.7)	$245.1	12.6%

Economic Profit improved 12.6%3 in 2016, to $245.1 million from $217.7 million in 2015. In 2001, Economic Profit had been a negative $4.8 million.

1See Exhibit A for a reconciliation of the above adjusted financial measures to the most directly comparable GAAP financial measures.

2We determine the imputed cost of equity by using a formula that considers the risk of the business and the risk associated with our use of debt. The formula is as follows: average equity x {(the average 30-year treasury rate + 5%) + [(1 – tax rate) x (the average 30-year treasury rate + 5% – pre-tax average cost-of-debt rate) x average debt/(average equity + average debt x tax rate)]}.

3The improvement in Economic Profit reported in the Company’s 2016 year-end earnings release is 13.9%, as the earnings release reflects a normalized tax rate for each period, an adjustment that is omitted from this letter for simplicity.

Economic Profit is a function of three variables: the adjusted average amount of capital invested, the adjusted return on capital, and the adjusted weighted average cost of capital. The following table summarizes our financial performance in these areas since 20011:

($ in millions)	Adjusted average capital invested	Adjusted return on capital	Adjusted weighted average cost of capital	Spread
2001	$469.9	7.4%	8.4%	-1.0%
2002	$462.0	7.7%	8.9%	-1.2%
2003	$437.5	6.6%	9.0%	-2.4%
2004	$483.7	13.1%	8.6%	4.5%
2005	$523.4	14.7%	8.3%	6.4%
2006	$548.5	12.9%	8.1%	4.8%
2007	$710.1	12.1%	7.0%	5.1%
2008	$975.0	11.2%	6.4%	4.8%
2009	$998.7	14.9%	6.7%	8.2%
2010	$1,074.2	18.7%	7.2%	11.5%
2011	$1,371.1	16.9%	6.4%	10.5%
2012	$1,742.8	14.9%	5.5%	9.4%
2013	$2,049.2	14.2%	5.7%	8.5%
2014	$2,338.1	13.2%	5.3%	7.9%
2015	$2,831.9	12.7%	5.0%	7.7%
2016	$3,572.0	11.9%	5.0%	6.9%

Compound annual growth rate 2001–2016	14.5%

1See Exhibit A for a reconciliation of the above adjusted financial measures to the most directly comparable GAAP financial measures.

As the table shows, we earned less than our cost of capital in 2001, 2002 and 2003. Although we were making steady progress in improving per loan profitability during this period, we were forced to reduce originations in 2002 due to capital constraints, and we recorded a $7.2 million (after-tax) impairment expense in 2003 related to the liquidation of our United Kingdom operation. Both of these actions negatively impacted the reported results.

In each year from 2004 through 2016, Economic Profit was positive, and in each of those years except 2006, Economic Profit improved. The 2006 decline in Economic Profit was due to two factors: a $7.0 million after-tax charge related to the settlement of litigation that had arisen from an activity occurring more than 10 years prior; and a $4.4 million after-tax gain from discontinued operations recorded in 2005. In certain years (2007–2008, 2011–2016), Economic Profit improved mainly as a result of our growing the adjusted amount of capital invested. In other years (2004, 2009 and 2010), the driver was mainly an increase in the adjusted return on capital. In 2005, we combined modest growth in invested capital with a higher return on capital. That was also the case in 2006, since after adjustment for the $7.0 million and $4.4 million unusual items mentioned above, the return on capital in 2006 was higher than in 2005.

There are several trends worth mentioning. First, we have grown adjusted average capital in each year after 2003. The growth has been due to an increase in the number of dealers using our program partially offset by a general decline in the volume per dealer. We discuss this in more detail later in this letter.

Second, while the return on capital has been volatile, expenses as a percentage of capital have declined for nine of the last 10 years, from 15.0% in 2006 to 6.3% in 2016. We expect this trend to continue as long as we grow, due to the fixed nature of a portion of our expenses. The volatility in the return on capital is due to the revenue component, which moves up and down based on the competitive environment. When the competitive environment is favorable, we reduce advance rates (the amount we pay to the dealer at loan origination), and that increases our return. When the competitive environment worsens, the opposite occurs. But growing expenses more slowly than capital allows us to achieve greater returns in both favorable and unfavorable environments.

Finally, a disproportionate amount of the improvement in Economic Profit occurred in a two-year period (2009–2010) during which competition was weakened as a result of the financial crisis. Since 2001, Economic Profit has improved by $249.9 million. Of that gain, 30.6% was added in just those two years.

In 2011–2014, Economic Profit continued to grow, but the rate of growth slowed each year, dropping from a 17.2% increase in 2011 to a 5.4% increase in 2014. In each year, average capital invested grew, but also at a progressively slower rate. Meanwhile, the spread between the return on capital and the weighted average cost of capital narrowed in each of those years. We attribute the slower rate of growth in Economic Profit to the combination of a more challenging competitive environment and the difficulty of growing a larger capital base at the same rate.

Given the trend’s causes, it would have been reasonable to expect it to continue in 2015. However, the trend reversed that year. Economic Profit grew by 17.7% as average capital invested grew 21.1% and the spread between return on capital and cost of capital decreased by only 20 basis points (2.5%). Last year, Economic Profit grew by 12.6% as average capital invested grew by 26.1% and the spread between the return on capital and cost of capital decreased by 80 basis points (10.4%).

Our success in growing Economic Profit over the past two years despite the difficult environment exceeded my expectations. However, at present, the main drivers of Economic Profit are all under pressure. The growth in average capital is slowing, reflecting the trend in loan volume. The return on capital, which has declined for six consecutive years, is likely to continue declining at least into 2017. Finally, the weighted average cost of capital, which was flat in 2016 after declining for four of the prior five years, has started to increase, reflecting an upward movement in base interest rates. Until the competitive environment improves, shareholders should maintain modest expectations for Economic Profit growth.

LOAN PERFORMANCE

One of the most important variables determining our financial success is loan performance. The most critical time to correctly assess future loan performance is at loan inception, since that is when we determine the advance we pay to the dealer.

At loan inception, we use a statistical model to estimate the expected collection rate for each loan. The statistical model is called a credit scorecard. Most consumer finance companies use such a tool to forecast the performance of the loans they originate. Our credit scorecard combines credit bureau data, customer data supplied in the credit application, vehicle data, dealer data, and data captured from the loan transaction such as the amount of the down payment received from the customer or the initial loan term. We developed our first credit scorecard in 1998, and have revised it several times since then. An accurate credit scorecard allows us to properly price new loan originations, which improves the probability that we will actually realize our expected returns on capital.

Subsequent to loan inception, we continue to evaluate the expected collection rate for each loan. Our evaluation becomes more accurate as the loans age, since we use actual loan performance data in our forecast. By comparing our current expected collection rate for each loan with the rate we projected at the time of origination, we are able to assess the accuracy of that initial forecast.

The following table compares, for each of the last 16 years, our most current forecast of loan performance with our initial forecast:

	December 31, 2016 forecast	Initial forecast	Variance
2001	67.3%	70.4%	-3.1%
2002	70.4%	67.9%	2.5%
2003	73.7%	72.0%	1.7%
2004	73.0%	73.0%	0.0%
2005	73.6%	74.0%	-0.4%
2006	70.0%	71.4%	-1.4%
2007	68.2%	70.7%	-2.5%
2008	70.4%	69.7%	0.7%
2009	79.4%	71.9%	7.5%
2010	77.6%	73.6%	4.0%
2011	74.7%	72.5%	2.2%
2012	73.7%	71.4%	2.3%
2013	73.4%	72.0%	1.4%
2014	71.8%	71.8%	0.0%
2015	66.1%	67.7%	-1.6%
2016	65.1%	65.4%	-0.3%

Average[1]	70.8%	70.1%	0.7%
1Calculated using a weighted average based on loan origination dollars.

Loan performance can be explained by a combination of internal and external factors. Internal factors include the quality of our origination and collection processes, the quality of our credit scorecard, and changes in our policies governing new loan originations. External factors include the unemployment rate, the retail price of gasoline, vehicle wholesale values, and the cost of other required expenditures (such as for food and energy) that impact our customers. In addition, the level of competition is thought to impact loan performance through something called adverse selection.

Adverse selection as it relates to our market refers to an inverse correlation between the accuracy of an empirical scorecard and the number of lenders that are competing for the loan. Said another way, without any competition it is relatively easy to build a scorecard which accurately assesses the probability of payment based on attributes collected at the time of loan origination. As competition increases, creating an accurate scorecard becomes more challenging.

To illustrate adverse selection, we will give a simple example. Assume that the scorecard we use to originate loans is based on a single variable, the amount of the customer’s down payment, and that the higher the down payment, the higher the expected collection rate. Assume that for many years, we have no competitors and we accumulate performance data indicating that loans with down payments above $1,000 consistently produce the same average collection rate. Then assume that we begin to compete with another lender whose scorecard ignores down payment and instead emphasizes the amount of the customer’s weekly income.

As the new lender begins to originate loans, our mix of loans will be impacted as follows: We will start to receive loans for borrowers with lower average weekly incomes as the new lender originates loans for borrowers with higher weekly incomes—i.e., borrowers whose loans we would have previously originated. Furthermore, since our scorecard only focuses on down payment, the shift in our borrower mix will not be detected by our scorecard, and our collection rate expectation will remain unchanged. It is easy to see that this shift in borrower characteristics will have a negative impact on loan performance, and that this impact will be missed by our scorecard.

Although the real world is more complex than this simple example—with hundreds of lenders competing for loans and with each lender using many variables in its scorecard—adverse selection is something that probably does impact loan performance.

Over the 16-year period shown in the table above, our loans have performed on average 70 basis points better than our initial forecasts. Loans originated in six of the 16 years, including those originated in each of the last two years, have yielded actual collection results worse than our initial estimates.

Loans originated in 2001 had an unfavorable variance of 310 basis points. We attribute this result to major changes we made that year in our origination systems and loan programs, as well as a new collection system we implemented the following year.

Loans originated in 2005, 2006 and 2007 performed worse than our initial forecasts by 40, 140 and 250 basis points, respectively. Since these loans were made in a highly competitive period and serviced during a severe economic downturn, this result is not surprising. What is noteworthy, however, is that the underperformance was modest. To put the underperformance in perspective, we estimate that a 100-basis-point change in our collection forecast impacts the return on capital by 40–60 basis points. As a result, loans originated during this period were still very profitable, even though they performed worse than we had forecast.

Loans originated in 10 of the 16 years performed better than or as well as our initial forecasts. The performance of loans originated in 2009 and 2010 exceeded our initial forecasts by 750 and 400 basis points, respectively. These large positive variances were due to reductions we made in our initial forecasts during this period based on our concerns about how the economic environment might impact loan performance. In retrospect, our adjustments were too large, and the loans originated during those two years performed better than we had forecast. It is instructive that our largest forecasting errors over the past 16 years have occurred because we were too pessimistic about loan performance, not because we were too optimistic—a result which we do not believe is typical in our industry.

The most recent forecast for 2012 loans exceeded our initial estimate by 230 basis points. As competition intensified, the variance declined each year from 2013 to 2015, with 2015 loans performing worse than our initial forecast by 160 basis points. As we observed this trend playing out in 2016, we made several adjustments to our initial forecast intended to eliminate the unfavorable variance. As of the date of this letter, it is too early to know if the adjustments we made in 2016 will be sufficient or if further adjustments will be necessary. Because of the lag between the time the loan is originated and the time when the true performance of the loan becomes clear, we are continually monitoring loan performance and reacting to what we observe. During periods of intense competition, when adverse selection is most severe, it is critical to evaluate the performance of our loan portfolio as objectively as possible. Downward adjustments to our initial forecast have an adverse impact on origination volumes, since the amount we advance to the dealer for each loan is based on the amount of cash flows we expect. The slower rate of originations growth we experienced in 2016 was, in part, due to the changes we made to our initial forecasts.

Although evaluating the performance of our loans is important, we realize that expecting to predict the future with exacting precision is unrealistic. For that reason, we maintain a significant margin of safety. The return on capital we expect to earn on new originations is well above our cost of capital. Although 2015 and 2016 loans have performed worse than we forecasted at origination, they will still be very profitable. An unfavorable variance simply means that our pricing was somewhat less than perfect—we wrote a greater number of loans in 2015 and 2016 at lower per unit profitability than we would have with perfect foresight. The amount of Economic Profit generated (which is unit volume multiplied by Economic Profit per loan) was less than it would have been with a perfectly accurate forecast.

UNIT VOLUME

The following table summarizes unit volume growth for 2001–2016:

	Unit volume	Year-to-year change
2001	61,928
2002	49,801	-19.6%
2003	61,445	23.4%
2004	74,154	20.7%
2005	81,184	9.5%
2006	91,344	12.5%
2007	106,693	16.8%
2008	121,282	13.7%
2009	111,029	-8.5%
2010	136,813	23.2%
2011	178,074	30.2%
2012	190,023	6.7%
2013	202,250	6.4%
2014	223,998	10.8%
2015	298,288	33.2%
2016	330,710	10.9%

Compound annual growth rate 2001–2016		11.8%

In 2016, unit volumes grew 10.9%. Since 2001, unit volumes have grown at a compounded annual rate of 11.8%.

Unit volume is a function of the number of active dealers and the average volume per dealer. The following table summarizes the trend in each of these variables from 2001 to 2016:

	Active dealers	Year-to-year change	Volume per dealer	Year-to-year change
2001	1,180		52.5
2002	843	-28.6%	59.1	12.6%
2003	950	12.7%	64.7	9.5%
2004	1,212	27.6%	61.2	-5.4%
2005	1,759	45.1%	46.2	-24.5%
2006	2,214	25.9%	41.3	-10.6%
2007	2,827	27.7%	37.7	-8.7%
2008	3,264	15.5%	37.2	-1.3%
2009	3,168	-2.9%	35.0	-5.9%
2010	3,206	1.2%	42.7	22.0%
2011	3,998	24.7%	44.5	4.2%
2012	5,319	33.0%	35.7	-19.8%
2013	6,394	20.2%	31.6	-11.5%
2014	7,247	13.3%	30.9	-2.2%
2015	9,064	25.1%	32.9	6.5%
2016	10,536	16.2%	31.4	-4.6%
As the table shows, the gain in unit volumes since 2001 has resulted from an increase in the number of active dealers partially offset by a reduction in volume per dealer.

We have grown the number of active dealers in 13 of the last 15 years. In 2002 and 2009, the number of active dealers decreased as capital constraints required us to restrict the number of new dealer enrollments. As mentioned in last year’s letter, we face two challenges growing our active dealer base. First, increased competition makes it more difficult to enroll new dealers and more difficult to retain those who have already enrolled, since they have more alternatives to choose from. Second, as the number of active dealers increases, it becomes harder to grow at the same rate. In spite of these two challenges, we grew active dealers by 16.2% in 2016. However, the rate of growth slowed during the year. Active dealers grew by 24.9% during the first quarter, 18.0% during the second quarter, 14.3% during the third quarter and only 6.3% in the fourth quarter. While we believe there is additional opportunity to grow active dealers, doing so will be difficult until the competitive environment improves.

After peaking in 2003 at 64.7 loans, volume per dealer declined in each of the next six years. We attribute this declining trend to the challenge of achieving the same productivity per dealer as the number of active dealers increases. In 2010 and 2011, volume per dealer increased as competitors were forced to reduce originations or exit the market entirely due to the impact of the financial crisis on their business. Since 2013, volume per dealer has remained relatively stable even as the number of active dealers has increased by 64.8%. We believe this result is partly due to our success in increasing the size of our sales team and improving its quality. In addition, in early 2015 we implemented an electronic contracting solution which simplifies the origination process for the dealer and enables us to fund our dealers more rapidly. Finally, as mentioned earlier, we have made several changes to our programs, including offering longer loan terms and expanding our Purchase program.

PURCHASE PROGRAM

We have two programs: the Portfolio program and the Purchase program. The Portfolio Program, which we have offered since the late 1980s, has produced almost 90% of our loan originations since 2005. This program provides dealers with a cash payment at the time the loan is originated (the “advance”) and additional payments over time based on the performance of the loan (the “dealer holdback”). There are several aspects of the Portfolio program that we believe are advantageous. First, as described earlier, paying the dealer based on the performance of the loan creates an alignment of interests. Second, the dealer holdback provides a layer of protection in case our actual collection results are less than we forecast. If that occurs, we offset a significant portion of the shortfall by reducing our dealer holdback liability. Finally, if loan performance is equal to or better than our expectations, the dealer ultimately makes more money using the Portfolio program than he does using the Purchase program. We love it when our dealers experience a financial reward for helping the customer succeed.

The Purchase program is a more traditional indirect auto finance product in that the dealer receives only a single payment at loan origination in exchange for assigning the loan to us. There is no financial incentive for the dealer tied to the performance of the loan, and we are not insulated from credit risk. With Purchase loans, if actual collections are less than we forecast, our revenue is impacted by the full amount of any shortfall.

Given the advantages of the Portfolio program, we strongly prefer to invest in it as much of our capital as possible. However, because it generates high returns on capital, in most periods we have been unable to grow the program rapidly enough for it to absorb all of the capital generated. We developed the Purchase program both to attract dealers who have historically not been interested in our Portfolio program, and to gain an additional way to invest capital at attractive returns.

The Purchase program has been offered since 2005. The following table summarizes volume from each program since that time:

	Total		Portfolio Program		Purchase Program
Consumer loan assignment year	Unit volume	Year-to-year change	Unit volume	Year-to-year change	Unit volume	Year-to-year change
2005	81,184		73,708		7,476
2006	91,344	12.5%	87,519	18.7%	3,825	-48.8%
2007	106,693	16.8%	87,872	0.4%	18,821	392.1%
2008	121,282	13.7%	85,092	-3.2%	36,190	92.3%
2009	111,029	-8.5%	96,076	12.9%	14,953	-58.7%
2010	136,813	23.2%	124,388	29.5%	12,425	-16.9%
2011	178,074	30.2%	164,653	32.4%	13,421	8.0%
2012	190,023	6.7%	177,985	8.1%	12,038	-10.3%
2013	202,250	6.4%	189,101	6.2%	13,149	9.2%
2014	223,998	10.8%	203,155	7.4%	20,843	58.5%
2015	298,288	33.2%	260,604	28.3%	37,684	80.8%
2016	330,710	10.9%	260,026	-0.2%	70,684	87.6%

Compound annual growth rate 2005–2016		13.6%		12.1%		22.7%

Purchase loans have been profitable each year, including those years impacted by the financial crisis. However, we recognize that if collections fall short of our forecast, the impact on profitability will be much greater with Purchase loans than with Portfolio loans. In other words, while Purchase loans have been very profitable historically, they are more risky.

The following tables compare, for Portfolio loans and Purchase loans, our latest collection forecast with our initial forecast:

	Portfolio Program			Purchase Program
	Forecasted collection percentage as of			Forecasted collection percentage as of
Consumer loan assignment year	December 31, 2016	Initial forecast	Variance	December 31, 2016	Initial forecast	Variance
2005	73.6%	73.8%	-0.2%	74.1%	75.2%	-1.1%
2006	69.9%	71.3%	-1.4%	72.4%	74.1%	-1.7%
2007	68.1%	70.4%	-2.3%	68.6%	72.7%	-4.1%
2008	70.8%	70.2%	0.6%	69.8%	68.8%	1.0%
2009	79.4%	72.1%	7.3%	79.6%	70.5%	9.1%
2010	77.6%	73.6%	4.0%	77.5%	73.1%	4.4%
2011	74.6%	72.4%	2.2%	75.2%	72.7%	2.5%
2012	73.7%	71.3%	2.4%	73.9%	71.4%	2.5%
2013	73.5%	72.1%	1.4%	73.0%	71.6%	1.4%
2014	71.6%	71.9%	-0.3%	72.6%	70.9%	1.7%
2015	65.3%	67.5%	-2.2%	70.3%	68.5%	1.8%
2016	64.2%	65.1%	-0.9%	67.7%	66.5%	1.2%

Average[1]	70.6%	70.1%	0.5%	71.3%	69.6%	1.7%

1Calculated using a weighted average based on loan origination dollars.

The tables show that over the last 12 years, Purchase loans have performed modestly better than Portfolio loans, as indicated by their weighted average variances (of 170 basis points and 50 basis points, respectively). Purchase loans did perform worse than Portfolio loans in 2005–2007, but we have made changes to our Purchase program since that time based on what we have learned.

Not all dealers are eligible for the Purchase program. We use data we have accumulated over time to decide which dealers are eligible. Most Purchase loans are generated from larger, franchised dealerships, a segment that has historically been difficult to penetrate with our Portfolio program.

In recent years, we have experienced rapid growth in Purchase loans as we have expanded our eligibility criteria and increased the amount we pay the dealer for the loans. We believe our current pricing still leaves us with a significant margin of safety and allows us to invest additional capital at attractive returns. If the competitive environment improves, we expect we will have more opportunity to invest our capital in Portfolio loans. If we do, we will likely reduce the portion of our capital invested in Purchase loans.

SHAREHOLDER DISTRIBUTIONS

Like any profitable business, we generate cash. Historically, we have used this cash to fund originations growth, repay debt or fund share repurchases.

We have used excess capital to repurchase shares when prices are at or below our estimate of intrinsic value (which is the discounted value of future cash flows). Since estimating intrinsic value is imprecise, we use what we believe are conservative assumptions to arrive at our estimates. As long as the share price is at or below intrinsic value, we prefer share repurchases to dividends for several reasons. First, repurchasing shares below intrinsic value increases the value of the remaining shares. Second, distributing capital to shareholders through a share repurchase gives shareholders the option to defer taxes by electing not to sell any of their holdings. A dividend does not allow shareholders to defer taxes in this manner. Finally, repurchasing shares enables shareholders to increase their ownership, receive cash or do both based on their individual circumstances and view of the value of a Credit Acceptance share. (They do both if the proportion of shares they sell is smaller than the ownership stake they gain through the repurchase.) A dividend does not provide similar flexibility.

Since beginning our share repurchase program in mid-1999, we have repurchased approximately 32.8 million shares at a total cost of $1.5 billion. In 2016, we repurchased approximately 666,000 shares at a total cost of $121.7 million.

Although our first priority is to ensure we have enough capital to fund new loan originations, to the extent we have excess capital we intend to continue to return it to shareholders as we have in the past.

KEY SUCCESS FACTORS

Our financial success is a result of having a unique and valuable product and of putting in many years of hard work to develop the business.

Our core product has remained essentially unchanged for 44 years. We provide auto loans to consumers regardless of their credit history. Our customers consist of individuals who have typically been turned away by other lenders. Traditional lenders have many reasons for declining a loan. We have always believed that a significant number of individuals, if given an opportunity to establish or reestablish a positive credit history, will take advantage of it. As a result of this belief, we have changed the lives of millions of people.

However, as we have found, having a unique and valuable product is only one of the elements we need if we are to make our business successful. There are others, and many have taken years to develop. The following summarizes the key elements of our success today:

•
We have developed the ability to offer financing for consumers, regardless of their credit history, while maintaining an appropriate return on capital. It took years to develop the processes and accumulate the customer and loan performance data that we use to make profitable loans in our segment of the market.

•
We understand the daily execution required to successfully service a portfolio of automobile loans to customers in our target market. There are many examples of companies in our industry that underestimated the effort involved and produced poor financial results. Approximately 45% of our team members work directly on some aspect of servicing our loan portfolio, and we are fortunate to have such a capable and engaged group.

•
We have learned how to develop relationships with dealers that are profitable. Forging a profitable relationship requires us to select the right dealer, align incentives, communicate constantly and create processes to enforce standards. In our segment of the market, the dealer has significant influence over loan performance. Learning how to create relationships with dealers who share our passion for changing lives has been one of our most important accomplishments.

•
We have developed a strong management team. Because we are successful at retaining our managers, they become stronger each year as they gain experience with our business. Our senior management team, consisting of 27 individuals, averages 14 years of experience with our company. While we have added talent selectively over the past few years, the experience of our team is a key advantage. Our success in growing the business while simultaneously improving our returns on capital could not have occurred without the dedication and energy of this talented group.

•
We have strengthened our focus on our core business. At times in our history, our focus had been diluted by the pursuit of other, non-core opportunities. Today, we offer one product and focus 100% of our energy and capital on perfecting this product and providing it profitably.

•
We have developed a unique software application, CAPS, for originating auto loans. Traditional indirect lending is inefficient. Many traditional lenders take one to four hours to process a loan application, and they decline most of the applications they process. We take 60 seconds, and we approve 100% of the applications submitted, 24 hours a day, seven days a week. In addition, our CAPS system makes our program easier for dealers to use, and allows us to deploy much more precise risk-adjusted pricing.

•	We have developed a high-quality field sales force. Our sales team provides real value to our dealers. Team members act as consultants as we teach dealers how to successfully serve our market segment.

•
We have developed the ability to execute our loan origination process consistently over time. Consistent execution is difficult, as it requires us to maintain an appropriate balance between providing excellent service to our dealers, and ensuring the loans we originate meet our standards. We measure both loan compliance and dealer satisfaction to assess our performance, and use these measures to make adjustments when necessary.

•
We are well positioned from a capital perspective. As mentioned above, we maintain diverse funding sources, have lengthened the term of our debt facilities and maintain substantial unused and available credit lines. Our capital structure remains conservative and our lending relationships, which we have developed over a long period of time, remain strong. We believe our lenders were impressed with our performance during the financial crisis, and their confidence in our company was enhanced as a result.

•
We devote a large portion of our time to something we call organizational health. Organizational health is about putting our team members in position to do their best work. For that, we focus consistently on 10 elements of operational effectiveness, including setting clear expectations, managing performance, providing training, maintaining effective incentive compensation plans, establishing the right environment and providing the technology and processes required for operational excellence. These efforts make a difference. Recently, we were named to Fortune magazine’s 2017 list of 100 Best Companies to Work For. This is the fourth consecutive year we have achieved this honor.

A FINAL NOTE

As I have described above, we have achieved remarkable success over a long period of time. Our industry has produced very few successful companies, and credit for our strong performance goes to our many remarkable team members. I would like to recognize a few of them:

Steve Jones is our President. Steve and I have worked together for 19 years. He began his career in our United Kingdom operation, which we started in 1994. He became Managing Director of our U.K. operation in late 1999 and was well on his way to turning the business around when we decided to exit the U.K. in June of 2003 to focus on our opportunities in the U.S. He moved here in 2003 and has had a variety of senior leadership roles ever since. He is an unusually clear thinker and has been involved in every key decision we have made since he got here. He is a strong leader and brings order to the natural chaos that is part of any growing business. He is directly responsible for all operational areas including Originations, Servicing and Sales, and has great influence in other areas as well. I have learned a great deal from Steve and we wouldn’t be where we are today without him.

Charlie Pearce is our Chief Legal Officer. Charlie has been responsible for our Corporate Legal and Compliance function for the last 21 years. His job has always been a difficult one, but even more so over the last four years as regulatory scrutiny has gotten more intense. Despite the long hours and stressful work, Charlie’s team of attorneys and support staff routinely score among the highest in the Company on quarterly work satisfaction surveys, a result I attribute to Charlie’s leadership. He has built what I believe is one of the best compliance functions in our industry, and his knowledge and experience earn him great respect among his peers.

Dan Ulatowski is our Chief Sales Officer. Dan and I have worked together for 21 years. He started his career as a Funding Analyst in our Dealer Service Center. He is a great example of someone who has made the most of his opportunities through hard work and discipline. I am pretty sure he has followed the same routine for 21 years, starting his day at 4:00 a.m. with a workout and then heading to the office, usually being among the first to arrive. He has led the successful expansion of our sales team and is an ideal leader for this group, as few field salespeople succeed without hard work and discipline. No one works harder than Dan to meet our shareholders’ expectations.

Doug Busk is our Senior Vice President and Treasurer. Doug and I have worked together for 20 years. I recruited Doug from one of our banks, and he likes to remind me that I left out a few details in the recruiting process. His first office was more like a large closet, with no windows and poor ventilation. Even worse, it also served as a file room. Less than a year after he started, we took the first of our $60.0 million loan loss provisions, and he spent the next few years taking criticism for mistakes he had no role in making. He is a great asset and has done a remarkable job over the years explaining our business model to countless investors, managing our lending relationships and expanding our funding sources.

Art Smith is our Chief Analytics Officer. Art and I have also worked together for the last 20 years. Art, like Dan, started his career as a Funding Analyst. He has one of the most difficult jobs in the Company, and perhaps the most important. The table in the Loan Performance section that shows our historical forecast accuracy is Art’s report card, and he has passed with flying colors. His progress from an entry-level position to running one of our most critical and complex functions is one of the more remarkable career paths I have witnessed. Today he possesses everything shareholders could ask for in a Chief Analytics Officer. He has a rare combination of industry experience, technical skills and the ability to lead a team of talented analysts. Most importantly, he has a great intuitive feel for our business, and I trust his judgment.

John Soave is our Chief Information Officer. John and I have worked together for almost 15 years. John is a former attorney and Lieutenant Colonel in the Air Force. John has an enormous capacity for learning and has had many roles at our company over the years. He previously worked in our Analytics area building statistical models, and then led a team that built the second version of our CAPS origination system. He became Chief Information Officer in November of 2012. Under his leadership, we were recognized as the Best Place to Work in IT among midsize companies by Computerworld magazine in each of the last two years. I have no idea how John is able to do so many complex things so well, and I am convinced there isn’t a role at our company that John couldn’t fill successfully.

Ken Booth is our Chief Financial Officer and the newest member of our leadership team, having been here only 13 years. Ken started in January of 2004 as Director of Internal Audit and was promoted to his current position in December of 2004. Ken led us through a difficult period in 2005 when our auditors abruptly changed their opinion about the proper loan accounting method to apply to our business. Today, the areas under Ken’s leadership run like a watch and he has built a deep and talented team. Ken is a stabilizing presence. Regardless of the situation, he brings an objective, well-reasoned perspective. His role has recently expanded to include Human Resources and Training, and I am confident he will make a big impact on these areas as well.

These seven individuals represent our senior leadership team. I am grateful for their loyalty, their dedication and their many talents. We have worked together for many years, and I am very proud of the company we have built together. But success does not occur through the efforts of a small number of people, regardless of how talented they may be. I could fill pages describing the many gifted and dedicated team members we have, at all levels in our organization, who are directly responsible for our success over the years.

Our business is challenging. We compete with banks that have a significant cost-of-funds advantage through low-cost deposits. We compete with much larger companies that have an advantage due to economies of scale. And we compete with credit unions that aren’t required to earn a profit. Our only advantage is our people, and I am grateful for their efforts.

Brett A. Roberts
Chief Executive Officer
April 12, 2017

Certain statements herein are forward-looking statements that are subject to certain risks. Please see “Forward-Looking Statements” on page 40 of our Annual Report on Form 10-K for the year ended December 31, 2016.

EXHIBIT A

RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES

($ in millions)	GAAP net income	Floating yield adjustment	Program fee adjustment	Senior notes adjustment	Adjusted net income[1]	Imputed cost of equity	Economic Profit
2001	$24.7	$1.2	$(1.1)	$—	$24.8	$(29.6)	$(4.8)
2002	$29.8	$2.8	$(2.2)	$—	$30.4	$(35.5)	$(5.1)
2003	$24.7	$1.4	$(2.1)	$—	$24.0	$(34.7)	$(10.7)
2004	$57.3	$(0.1)	$(1.0)	$—	$56.2	$(34.4)	$21.8
2005	$72.6	$(2.2)	$(2.1)	$—	$68.3	$(34.5)	$33.8
2006	$58.6	$0.4	$(2.8)	$—	$56.2	$(29.6)	$26.6
2007	$54.9	$3.6	$5.0	$—	$63.5	$(27.3)	$36.2
2008	$67.2	$13.1	$2.0	$—	$82.3	$(35.7)	$46.6
2009	$146.3	$(19.6)	$0.8	$—	$127.5	$(46.0)	$81.5
2010	$170.1	$0.5	$0.3	$—	$170.9	$(47.8)	$123.1
2011	$188.0	$7.1	$0.3	$—	$195.4	$(51.1)	$144.3
2012	$219.7	$—	$—	$—	$219.7	$(56.7)	$163.0
2013	$253.1	$(2.5)	$—	$—	$250.6	$(75.2)	$175.4
2014	$266.2	$(6.0)	$—	$12.5	$272.7	$(87.8)	$184.9
2015	$299.7	$12.9	$—	$(2.0)	$310.6	$(92.9)	$217.7
2016	$332.8	$28.1	$—	$(2.1)	$358.8	$(113.7)	$245.1

($ in millions)	GAAP average capital invested[2]	Floating yield adjustment	Program fee adjustment	Senior notes adjustment	Deferred debt issuance adjustment[3]	Adjusted average capital invested
2001	$466.2	$3.4	$(0.3)	$—	$0.6	$469.9
2002	$457.1	$5.8	$(1.4)	$—	$0.5	$462.0
2003	$430.3	$7.9	$(2.4)	$—	$1.7	$437.5
2004	$476.5	$8.7	$(3.3)	$—	$1.8	$483.7
2005	$519.4	$7.5	$(4.5)	$—	$1.0	$523.4
2006	$548.0	$5.5	$(7.0)	$—	$2.0	$548.5
2007	$706.1	$8.2	$(5.9)	$—	$1.7	$710.1
2008	$960.7	$13.8	$(2.4)	$—	$2.9	$975.0
2009	$983.6	$13.2	$(1.0)	$—	$2.9	$998.7
2010	$1,057.3	$5.2	$(0.5)	$—	$12.2	$1,074.2
2011	$1,346.0	$9.4	$(0.3)	$—	$16.0	$1,371.1
2012	$1,715.3	$11.1	$—	$—	$16.4	$1,742.8
2013	$2,024.5	$9.9	$—	$—	$14.8	$2,049.2
2014	$2,324.8	$6.7	$—	$(7.0)	$13.6	$2,338.1
2015	$2,792.8	$7.0	$—	$14.7	$17.4	$2,831.9
2016	$3,513.1	$29.6	$—	$12.7	$16.6	$3,572.0

1The adjusted net income results differ slightly from those published in the Company’s year-end earnings releases. That is because the earnings release figures include additional adjustments related to taxes, non-recurring expenses and discontinued operations. Those additional adjustments have been excluded from this table for simplicity.

2Average capital invested is defined as average debt plus average shareholders’ equity.

3The deferred debt issuance adjustment reverses the impact of the reclassification of deferred debt issuance costs from other assets to GAAP average debt as a result of the adoption of ASU No. 2015-03, as amended by ASU No. 2015-05. The net effect of this adjustment is to report adjusted average capital on the same basis as reported in historical shareholder letters.

	GAAP return on capital[4]	Floating yield adjustment	Program fee adjustment	Senior notes adjustment	Deferred debt issuance adjustment[3]	Adjusted return on capital
2001	7.4%	0.2%	-0.2%	0.0%	0.0%	7.4%
2002	7.7%	0.5%	-0.4%	0.0%	0.0%	7.7%
2003	6.8%	0.2%	-0.4%	0.0%	0.0%	6.6%
2004	13.5%	-0.3%	-0.1%	0.0%	0.0%	13.1%
2005	15.6%	-0.6%	-0.3%	0.0%	0.0%	14.7%
2006	13.3%	-0.1%	-0.3%	0.0%	0.0%	12.9%
2007	11.0%	0.4%	0.8%	0.0%	0.0%	12.1%
2008	9.8%	1.2%	0.2%	0.0%	0.0%	11.2%
2009	17.0%	-2.2%	0.1%	0.0%	0.0%	14.9%
2010	18.9%	0.0%	0.0%	0.0%	-0.2%	18.7%
2011	16.7%	0.4%	0.0%	0.0%	-0.2%	16.9%
2012	15.1%	-0.1%	0.0%	0.0%	-0.1%	14.9%
2013	14.5%	-0.2%	0.0%	0.0%	-0.1%	14.2%
2014	13.1%	-0.3%	0.0%	0.5%	-0.1%	13.2%
2015	12.5%	0.4%	0.0%	-0.1%	-0.1%	12.7%
2016	11.3%	0.7%	0.0%	-0.1%	0.0%	11.9%

	GAAP weighted average cost of capital[5]	Floating yield adjustment	Program fee adjustment	Senior notes adjustment	Deferred debt issuance adjustment[3]	Adjusted weighted average cost of capital[6]
2001	8.4%	0.0%	0.0%	0.0%	0.0%	8.4%
2002	8.8%	0.0%	0.0%	0.0%	0.0%	8.9%
2003	9.0%	0.0%	0.0%	0.0%	0.0%	9.0%
2004	8.6%	0.0%	0.0%	0.0%	0.0%	8.6%
2005	8.2%	0.0%	0.0%	0.0%	0.0%	8.3%
2006	8.1%	0.0%	0.0%	0.0%	0.0%	8.1%
2007	7.0%	0.0%	0.0%	0.0%	0.0%	7.0%
2008	6.4%	0.0%	0.0%	0.0%	0.0%	6.4%
2009	6.7%	0.0%	0.0%	0.0%	0.0%	6.7%
2010	7.3%	0.0%	0.0%	0.0%	-0.1%	7.2%
2011	6.5%	0.0%	0.0%	0.0%	-0.1%	6.4%
2012	5.6%	0.0%	0.0%	0.0%	-0.1%	5.5%
2013	5.7%	0.0%	0.0%	0.0%	0.0%	5.7%
2014	5.2%	0.1%	0.0%	0.0%	0.0%	5.3%
2015	5.0%	0.0%	0.0%	0.0%	0.0%	5.0%
2016	4.9%	0.1%	0.0%	0.0%	0.0%	5.0%

4Return on capital is defined as net income plus interest expense after-tax divided by average capital.

5The weighted average cost of capital includes both a cost of equity and a cost of debt. The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the cost of equity capital is as follows: (the average 30-year treasury rate + 5%) + [(1 – tax rate) x (the average 30-year treasury rate + 5% – pre-tax average cost-of-debt rate) x average debt/(average equity + average debt x tax rate)].

6The adjusted weighted average cost of capital includes both a cost of adjusted equity and a cost of debt. The cost of adjusted equity capital is calculated using the same formula as above except that adjusted average equity is used in the calculation instead of average equity.

NOTE: Amounts may not recalculate due to rounding.